UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4)
 OF THE SECURITIES EXCHANGE ACT OF 1934
CARTESIAN, INC.
(Name of Subject Company (Issuer))
CARTESIAN, INC.
(Names of Persons Filing Statement)
Common Stock, par value $0.005 per share
(Title of Class of Securities)
146534102
(CUSIP Number of Class of Securities)
Copies to:
Donald J. Tringali
Executive Chairman
Cartesian, Inc.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
 (913) 345-9315
(Name, address and telephone number of person authorized
 to receive notices and communications on behalf of filing persons)
With copies to:
John A. Granda
James S. Swenson
Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri  64106
 (816) 691-2600
☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 2.03, 3.03 and 9.01 of the Current Report on Form 8-K filed by Cartesian, Inc. with the U.S. Securities and Exchange Commission on March 27, 2018 (including all exhibits attached thereto) is incorporated herein by reference.